Exhibit 99.1

The DIRECTV Group Announces Fourth Quarter 2007 Results

EL SEGUNDO, Calif.--(BUSINESS WIRE)--The DIRECTV Group, Inc. (NASDAQ:DTV):

DIRECTV Group Revenues Increase 17% to Nearly $4.9 Billion

--	DIRECTV U.S. Revenues Increase 14% to $4.4 Billion
	--	Average Monthly Revenue Per Subscriber (ARPU) Grew 8.3% to $87.40
--	DIRECTV Latin America Revenues Up 41% to $499 Million
	--	ARPU Increases 18.1% to $52.22

DIRECTV Group Operating Profit Before Depreciation and Amortization Increases 21% to $1.1 Billion

  DIRECTV U.S. Up 14% to $1.0 Billion
  DIRECTV Latin America More than Doubles to $114 Million

DIRECTV Group Net Subscriber Additions Increase 35% to 474,000

  DIRECTV U.S. Net Subscriber Additions of 275,000 Driven by Strong Gross Additions and the Lowest Monthly Churn Rate in 8 Years of 1.42%
  DIRECTV Latin America Net Subscriber Additions More than Double to 199,000 Due to Higher Gross Additions and Low Monthly Churn of 1.35%

The DIRECTV Group, Inc. (NASDAQ:DTV) today reported that fourth quarter 2007 revenues increased 17% to $4.88 billion, operating profit before depreciation and amortization1 (OPBDA) increased 21% to $1.10 billion and operating profit increased 4% to $617 million compared to last year’s fourth quarter. The DIRECTV Group reported that fourth quarter net income of $348 million declined 2% and earnings per share increased one cent to $0.30 compared with the same period last year.

“DIRECTV’s content and service leadership continue to drive superior results in a tougher marketplace that reflects increasing competition and a slowing economy. Advanced services—including the launch of the industry’s best HD programming—played an increasingly important role in DIRECTV U.S.’s top-line and bottom-line results,” said Chase Carey, president and CEO of The DIRECTV Group, Inc. “Strong net subscriber additions of 275,000 were punctuated by the lowest monthly churn rate in eight years. This 15 basis point reduction in monthly churn to 1.42% was largely due to the significant growth in customers with HD and DVR services—increasing from about 30% of our subscriber base last year to over 40% this year—as well as tighter credit policies. The continued strong subscriber growth coupled with an 8.3% increase in ARPU drove revenues up 14% to $4.38 billion. As with churn, the strong ARPU growth reflects the improving quality of our customers who are purchasing an array of new services.”

Carey continued, “DIRECTV U.S. OPBDA increased 14% to $1.00 billion primarily due to the gross profit generated from the strong revenue growth. OPBDA margin of 23% in the quarter was unchanged from the prior year as operating efficiencies gained in subscriber services and G&A were offset by higher acquisition and upgrade costs associated with the significant increase in new and existing customers purchasing advanced.”

Carey added, “DIRECTV’s operating momentum continued in Latin America as these businesses also had very strong fourth quarter results. An 82% increase in gross subscriber additions plus continued low monthly churn of 1.35% drove a more than doubling of net additions to 199,000 in the fourth quarter. In addition, DIRECTV Latin America’s revenues increased 41% to $499 million and OPBDA more than doubled to $114 million mostly due to the continued strong subscriber and ARPU growth, as well as favorable exchange rates, primarily in Brazil.”

Carey concluded, “We exit 2007 with tremendous operating and financial momentum. We believe we are delivering on our goal to provide the best television experience, including the most extensive HD programming in America. With the launch of our next satellite in a couple of months, we will extend DIRECTV’s leadership by introducing even more local and national HD channels. With full awareness of an industry that will be characterized by increasing competition and a slowing economy, we’re continuing to target extremely strong results in 2008 highlighted by a material increase in free cash flow driven by DIRECTV’s brand and content leadership, along with improved operating scale and efficiencies.”

THE DIRECTV GROUP’S OPERATIONAL REVIEW

The DIRECTV Group	Three Months		Twelve Months
Dollars in Millions except Earnings per Common Share	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
Revenues	$4,876	$4,183	$17,246	$14,755
Operating Profit Before Depreciation and Amortization(1)	1,103	915	4,170	3,391
Operating Profit	617	595	2,486	2,357
Net Income	348	356	1,451	1,420
Diluted Earnings Per Common Share ($)	0.30	0.29	1.21	1.12
Capital Expenditures and Cash Flow
Cash Paid for DIRECTV U.S. Subscriber Leased Equipment - Acquisitions, Upgrade and Retention	377	408	1,536	1,072
Cash Paid for Property, Equipment and Satellites	263	279	1,156	904
Cash Flow Before Interest and Taxes(2)	512	335	1,480	1,313
Free Cash Flow(3)	361	300	953	1,186

Fourth Quarter Review

In the fourth quarter of 2007, The DIRECTV Group’s revenues of $4.88 billion increased 17% over the same period last year principally due to strong ARPU and subscriber growth at DIRECTV U.S. and DIRECTV Latin America.

Operating profit before depreciation and amortization increased 21% to $1.10 billion and operating profit increased 4% to $617 million primarily due to the gross profit associated with the higher revenues discussed above, partially offset by higher acquisition and upgrade costs at DIRECTV U.S. mostly due to the increased number of new and existing customers adding HD and DVR services. Operating profit was also impacted by higher depreciation and amortization principally due to increased capitalization of customer equipment under the DIRECTV U.S. lease program implemented in March 2006. Net income fell 2% to $348 million compared with the fourth quarter of last year as the higher operating profit was more than offset by higher net interest expense.

Cash flow before interest and taxes2 of $512 million increased 53% compared to the fourth quarter 2006 primarily due to the higher operating profit before depreciation and amortization and lower capital expenditures, partially offset by lower cash provided by working capital. In addition, free cash flow was impacted by higher tax payments and higher net interest expense in the fourth quarter of 2007. The quarter also included share repurchases of $479 million.

Full Year Review

In 2007, The DIRECTV Group’s revenues of $17.25 billion increased 17% compared to the prior year due to strong ARPU and subscriber growth at DIRECTV U.S. and DIRECTV Latin America, as well as the consolidation of Sky Brazil’s financial results subsequent to the merger with DIRECTV Brazil in August 2006.

Operating profit before depreciation and amortization in 2007 increased 23% to $4.17 billion due to the higher gross profit associated with the higher revenues and the capitalization of customer equipment under the lease program implemented in March 2006 at DIRECTV U.S., as well as the consolidation of Sky Brazil’s results. These improvements were partially offset by higher acquisition and upgrade costs at DIRECTV U.S. related to the increased number of new and existing customers adding HD and DVR services. Also impacting the comparison were two non-cash pre-tax gains totaling $118 million recorded in 2006 for the completion of DIRECTV Latin America’s Sky Mexico transaction and the DIRECTV Brazil and Sky Brazil merger.

Operating profit of $2.49 billion in 2007 increased 5% compared with 2006 as the higher operating profit before depreciation and amortization was partially offset by higher depreciation and amortization resulting primarily from the increased capitalization of customer equipment under the DIRECTV U.S. lease program, as well as the merger with Sky Brazil.

Net income increased 2% to $1.45 billion in 2007 primarily due to the changes in operating profit discussed above partially offset by higher net interest expense related to lower average cash balances and higher income tax expense resulting from greater pre-tax earnings and a slightly higher tax rate. Diluted earnings per share increased 9 cents to $1.21 due to the higher net income and a lower average share count related to recent stock repurchase programs.

Cash flow before interest and taxes increased 13% to $1.48 billion in 2007 as higher operating profit before depreciation and amortization was partially offset by increased capital expenditures. Capital expenditures were higher primarily at DIRECTV U.S. due to the implementation of the equipment lease program in March 2006, higher costs for the increased number of new and existing customers adding HD and DVR services, and greater infrastructure costs associated with the rollout of additional HD channels. Free cash flow declined to $953 million primarily because the increase in cash flow before interest and taxes was more than offset by higher tax payments made in 2007. Other uses of cash in 2007 were for share repurchases of $2.03 billion, the purchase of Darlene’s interest in DIRECTV Latin America for $325 million and the repayment of $210 million of outstanding debt at Sky Brazil.

SEGMENT FINANCIAL REVIEW

DIRECTV U.S. Segment

Fourth Quarter Review

Gross subscriber additions were 986,000 and average monthly churn declined to 1.42% primarily due to increased sales of HD and DVR services, as well as more stringent credit policies. As a result, net subscriber additions of 275,000 were unchanged from last year’s fourth quarter bringing the total number of DIRECTV U.S. subscribers as of December 31, 2007 to 16.83 million, an increase of 6% over the 15.95 million subscribers reported on December 31, 2006.

	Three Months		Twelve Months
DIRECTV U.S.	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2007	2006	2007	2006
Revenue	$4,377	$3,829	$15,527	$13,744
Average Monthly Revenue per Subscriber (ARPU) ($)	87.40	80.70	79.05	73.74
Operating Profit Before Depreciation and Amortization(1)	1,003	876	3,850	3,221
Operating Profit	576	614	2,402	2,348
Cash Flow Before Interest and Taxes(2)	481	341	1,455	1,418
Free Cash Flow(3)	335	151	583	544
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	986	1,021	3,847	3,809
Average Monthly Subscriber Churn	1.42%	1.57%	1.51%	1.60%
Net Subscriber Additions	275	275	878	820
Cumulative Subscribers	16,831	15,953	16,831	15,953

In the quarter, DIRECTV U.S. revenues increased 14% to $4.38 billion due to strong ARPU growth and the larger subscriber base. ARPU of $87.40 increased 8.3% principally due to programming package price increases, higher HD and DVR equipment and service fees, and higher lease fees due to an increase in the average number of receivers per home.

The fourth quarter 2007 operating profit before depreciation and amortization increased 14% to $1.00 billion primarily due to the gross profit on the higher revenues. This growth was partially offset by higher costs for the increased number of new and existing customers adding HD and DVR services, as well as converting to the newer MPEG-4 HD equipment. Operating profit in the quarter declined 6% to $576 million compared to the same period last year mostly due to increased depreciation expense associated with the capitalization of set-top boxes under the lease program which began in March of 2006.

Full Year Review

In 2007, gross subscriber additions were up slightly to 3,847,000 as higher demand for HD and DVR services was mostly offset by tighter credit policies. Average monthly churn for the year declined to 1.51% primarily due to increased sales of HD and DVR services, as well as more stringent credit policies. As a result, net subscriber additions of 878,000 increased 7% compared with 2006.

In 2007, DIRECTV U.S. revenues increased 13% to $15.53 billion due to strong ARPU growth and the larger subscriber base. ARPU of $79.05 increased 7.2% principally due to programming package price increases, higher HD and DVR equipment and service fees and increased lease fees due to an increase in the average number of receivers per home.

Operating profit before depreciation and amortization in 2007 increased 20% to $3.85 billion primarily due to the gross profit on the higher revenues as well as the capitalization of customer equipment under the lease program. This growth was partially offset by higher costs for the increased number of new and existing customers adding HD and DVR services, as well as converting to the newer MPEG-4 HD equipment. Operating profit in the year increased 2% to $2.40 billion compared to full year 2006 as the operating profit before depreciation and amortization increase was mostly offset by increased depreciation expense associated with the capitalization of set-top boxes.

DIRECTV Latin America Segment

The DIRECTV Group owns approximately 74% of Sky Brazil, 41% of Sky Mexico and 100% of PanAmericana, which covers most of the remaining countries in the region. Sky Mexico, whose results are accounted for as an equity method investment and therefore are not consolidated by DIRECTV Latin America, had approximately 1.59 million subscribers as of December 31, 2007.

Fourth Quarter Review

In the fourth quarter of 2007, DIRECTV Latin America net subscriber additions of 199,000 more than doubled compared to the same period last year primarily due to subscriber growth in Brazil, Venezuela and Argentina. The total number of DIRECTV subscribers in Latin America as of December 31, 2007 increased 21% to 3.28 million compared to 2.71 million as of December 31, 2006.

	Three Months		Twelve Months
DIRECTV Latin America	Ended December 31,		Ended December 31,
Dollars in Millions except ARPU	2007	2006	2007	2006
Revenue	$499	$354	$1,719	$1,013
Average Monthly Revenue per Subscriber (ARPU) ($)	52.22	44.21	48.33	41.71
Operating Profit Before Depreciation and Amortization(1)	114	56	394	244
Operating Profit (Loss)	56	(3)	159	79
Cash Flow Before Interest and Taxes(2)	35	26	140	0
Free Cash Flow(3)	6	21	80	(10)
Subscriber Data (in 000’s except Churn)
Gross Subscriber Additions	328	180	1,080	602
Average Monthly Subscriber Churn	1.35%	1.29%	1.38%	1.46%
Net Subscriber Additions(4)	199	77	588	249
Cumulative Subscribers(4)	3,279	2,711	3,279	2,711

Revenues for DIRECTV Latin America increased 41% to $499 million in the quarter principally due to strong subscriber and ARPU growth. ARPU increased 18.1% to $52.22 principally due to favorable exchange rates – primarily in Brazil, the benefits of the merger with Sky Brazil and strong ARPU growth in PanAmericana – mainly in Venezuela, Argentina and Puerto Rico. DIRECTV Latin America’s fourth quarter 2007 operating profit before depreciation and amortization of $114 million was more than double last year’s results and operating profit improved to $56 million primarily due to the gross profit generated from the higher revenues. These improvements were partially offset by increased acquisition costs primarily related to the higher gross additions.

Full Year Review

In the full year of 2007, DIRECTV Latin America net subscriber additions of 588,000 more than doubled compared to 2006 primarily due to subscriber growth in Brazil, Argentina, Venezuela and Colombia. Also contributing to the net subscriber increase was a decline in aggregate churn to 1.38% mostly due to improved performance in Venezuela and Brazil.

Revenues for DIRECTV Latin America in 2007 increased 70% to $1.72 billion principally due to the Sky Brazil merger and the impact of continued subscriber and ARPU growth in Brazil and PanAmericana. DIRECTV Latin America’s 2007 operating profit before depreciation and amortization of $394 million increased 61% compared to last year’s results primarily due to the gross profit generated from the higher revenues throughout the region as well as benefits from the Sky Brazil merger. Also impacting the comparison were two non-cash pre-tax gains totaling $118 million recorded in 2006 for the completion of DIRECTV Latin America’s Sky Mexico transaction and the DIRECTV Brazil and Sky Brazil merger. DIRECTV Latin America’s operating profit doubled to $159 million as the higher operating profit before depreciation and amortization was partially offset by higher depreciation and amortization expense primarily related to the tangible and intangible assets recorded as part of the Sky Brazil and Darlene transactions.

CONFERENCE CALL INFORMATION

A live webcast of The DIRECTV Group’s fourth quarter 2007 earnings call will be available on the company’s website at www.directv.com/investor. The webcast will begin at 2:00 p.m. ET, today February 13, 2008 and will be archived on our website at www.directv.com/investor. Access to the earnings call is also available in the United States by dialing (866) 409-1555 and internationally by dialing (913) 312-0400. The confirmation code is 2606347.

FOOTNOTES

(1) Operating profit before depreciation and amortization, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. Please see each of The DIRECTV Group’s and DIRECTV Holdings LLC’s Annual Reports on Form 10-K for the year ended December 31, 2006 for further discussion of operating profit before depreciation and amortization. Operating profit before depreciation and amortization margin is calculated by dividing operating profit before depreciation and amortization by total revenues.

(2) Cash flow before interest and taxes, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions” and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows and adding back net interest paid and “Cash paid for income taxes”. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use cash flow before interest and taxes to evaluate the cash generated by our current subscriber base, net of capital expenditures, and excluding the impact of interest and taxes, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected cash flow before interest and taxes to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(3) Free cash flow, which is a financial measure that is not determined in accordance with GAAP, is calculated by deducting amounts under the captions “Cash paid for property and equipment”, “Cash paid for satellites”, “Cash paid for subscriber leased equipment – subscriber acquisitions”, and “Cash paid for subscriber leased equipment – upgrade and retention” from “Net cash provided by operating activities” from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with other GAAP financial measures and is not presented as an alternative measure of cash flows from operating activities, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use free cash flow to evaluate the cash generated by our current subscriber base, net of capital expenditures, for the purpose of allocating resources to activities such as adding new subscribers, retaining and upgrading existing subscribers, for additional capital expenditures and as a measure of performance for incentive compensation purposes. The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with other GAAP measures (such as cash flows from operating and investing activities), to compare our operating performance to other communications, entertainment and media companies. We believe that investors also use current and projected free cash flow to determine the ability of our current and projected subscriber base to fund required and discretionary spending and to help determine the financial value of the company.

(4) DIRECTV Latin America net and cumulative subscribers exclude subscribers of the Sky Mexico service. Cumulative subscriber totals include the impact of 869,000 subscribers acquired through the merger with Sky Brazil in the third quarter of 2006 and the sale of 20,000 subscribers in Central America to Sky Mexico in the second half of 2007 (12,000 in Q4 2007).

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

NOTE: This release may include or incorporate by reference certain statements that we believe are, or may be considered to be, “forward-looking statements” within the meaning of various provisions of the Securities Act of 1933 and of the Securities Exchange Act of 1934. These forward-looking statements generally can be identified by use of statements that include phrases such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “foresee,” “project” or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals also are forward-looking statements. All of these forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or from those expressed or implied by the relevant forward-looking statement. Such risks and uncertainties include, but are not limited to: economic conditions; product demand and market acceptance; ability to simplify aspects of our business model, improve customer service, create new and desirable programming content and interactive features, and achieve anticipated economies of scale; government action; local political or economic developments in or affecting countries where we have operations, including political, economic and social uncertainties in many Latin American countries in which DTVLA operates; foreign currency exchange rates; currency exchange controls; ability to obtain export licenses; competition; the outcome of legal proceedings; ability to achieve cost reductions; ability of third parties to timely perform material contracts; ability to renew programming contracts under favorable terms; technological risk; limitations on access to distribution channels; the success and timeliness of satellite launches; in-orbit performance of satellites, including technical anomalies; loss of uninsured satellites; theft of satellite programming signals; and our ability to access capital to maintain our financial flexibility. We urge you to consider these factors carefully in evaluating the forward-looking statements.

The DIRECTV Group (NASDAQ:DTV) is a world-leading provider of digital television entertainment services. Through its subsidiaries and affiliated companies in the United States, Brazil, Mexico and other countries in Latin America, the DIRECTV Group provides digital television service to more than 16.8 million customers in the United States and over 4.8 million customers in Latin America.

THE DIRECTV GROUP, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Millions, Except Per Share Amounts) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$4,876	$4,183	$17,246	$14,755

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,222	1,896	7,346	6,201
Subscriber service expenses	315	294	1,240	1,111
Broadcast operations expenses	84	78	323	286
Selling, general and administrative expenses, exclusive of depreciation and amortization expense

Subscriber acquisition costs	582	481	2,096	1,945
Upgrade and retention costs	273	219	976	870
General and administrative expenses	297	300	1,095	1,069
Gain from disposition of businesses	-	-	-	(118)
Depreciation and amortization expense	486	320	1,684	1,034
Total operating costs and expenses	4,259	3,588	14,760	12,398

Operating profit	617	595	2,486	2,357

Interest income	15	38	111	146
Interest expense	(59)	(67)	(235)	(246)
Other, net	(1)	10	26	42

Income from continuing operations before income taxes and minority interest
	572	576	2,388	2,299

Income tax expense	(220)	(220)	(943)	(866)
Minority interests in net earnings of subsidiaries	(4)	-	(11)	(13)

Income from continuing operations	348	356	1,434	1,420

Income from discontinued operations, net of taxes	-	-	17	-

Net income	$348	$356	$1,451	$1,420

Basic earnings per common share:
Income from continuing operations	$0.30	$0.29	$1.20	$1.13
Income from discontinued operations, net of taxes	-	-	0.01	-
Earnings per common share	$0.30	$0.29	$1.21	$1.13

Diluted earnings per common share:
Income from continuing operations	$0.30	$0.29	$1.20	$1.12
Income from discontinued operations, net of taxes	-	-	0.01	-
Diluted earnings per common share	$0.30	$0.29	$1.21	$1.12

Weighted average number of common shares outstanding (in millions)
Basic	1,155	1,223	1,195	1,262
Diluted	1,163	1,232	1,202	1,270
THE DIRECTV GROUP, INC. CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)

	December 31,	December 31,
ASSETS	2007	2006
Current assets
Cash and cash equivalents	$1,083	$2,499
Short-term investments	10	170
Accounts receivable, net of allowances of $56 and $46	1,535	1,345
Inventories	193	148
Deferred income taxes	90	166
Prepaid expenses and other	235	228

Total current assets	3,146	4,556
Satellites, net	2,026	2,008
Property and equipment, net	3,807	2,445
Goodwill	3,669	3,515
Intangible assets, net	1,577	1,811
Investments and other assets	838	806

Total assets	$15,063	$15,141

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$3,032	$2,816
Unearned subscriber revenue and deferred credits	354	286
Short-term borrowings and current portion of long-term debt	48	220

Total current liabilities	3,434	3,322
Long-term debt	3,347	3,395
Deferred income taxes	567	315
Other liabilities and deferred credits	1,402	1,366
Commitments and contingencies
Minority interests	11	62
Stockholders' equity	6,302	6,681

Total liabilities and stockholders' equity	$15,063	$15,141
THE DIRECTV GROUP, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Millions) (Unaudited)

	Years Ended December 31,
	2007	2006
Cash Flows From Operating Activities
Net income	$1,451	$1,420
Income from discontinued operations, net of taxes	(17)	-
Income from continuing operations	1,434	1,420
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Depreciation and amortization	1,684	1,034
Amortization of deferred revenues and deferred credits	(98)	(41)
Gain on disposition of businesses	-	(118)
Net loss (gain) from sale or impairment of investments	9	(14)
Share-based compensation expense	49	39
Equity in earnings from unconsolidated affiliates	(35)	(27)
Loss on disposal of fixed assets	8	20
Deferred income taxes and other	453	770
Change in operating assets and liabilities
Accounts receivable, net	(166)	(283)
Inventories	(45)	139
Prepaid expenses and other	46	(12)
Accounts payable and accrued liabilities	255	158
Unearned subscriber revenue and deferred credits	72	2
Other, net	(21)	75
Net cash provided by operating activities	3,645	3,162
Cash Flows From Investing Activities
Purchase of short-term investments	(588)	(2,517)
Sale of short-term investments	748	3,029
Cash paid for property and equipment	(2,523)	(1,754)
Cash paid for satellites	(169)	(222)
Investment in companies, net of cash acquired	(348)	(389)
Proceeds from sale of investments	-	182
Proceeds from collection of notes receivable	-	142
Proceeds from sale of property	33	13
Other, net	25	(20)
Net cash used in investing activities	(2,822)	(1,536)
Cash Flows From Financing Activities
Common shares repurchased and retired	(2,025)	(2,977)
Repayment of debt	(220)	(8)
Net increase (decrease) in short-term borrowings	2	(2)
Repayment of other long-term obligations	(121)	(100)
Stock options exercised	118	257
Excess tax benefit from share-based compensation	7	2
Net cash used in financing activities	(2,239)	(2,828)
Net decrease in cash and cash equivalents	(1,416)	(1,202)
Cash and cash equivalents at beginning of the period	2,499	3,701
Cash and cash equivalents at the end of the period	$1,083	$2,499

Supplemental Cash Flow Information
Cash paid for interest	$230	$243
Cash paid for income taxes	408	30
THE DIRECTV GROUP, INC. SELECTED SEGMENT DATA (Dollars in Millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
DIRECTV U.S.
Revenues	$4,377	$3,829	$15,527	$13,744
Operating profit before depreciation and amortization (1)	1,003	876	3,850	3,221
Operating profit before depreciation and amortization margin (1)	22.9%	22.9%	24.8%	23.4%
Operating profit	$576	$614	$2,402	$2,348
Operating profit margin	13.2%	16.0%	15.5%	17.1%
Depreciation and amortization	$427	$262	$1,448	$873
Capital expenditures (2)	554	653	2,330	1,809

DIRECTV LATIN AMERICA
Revenues	$499	$354	$1,719	$1,013
Operating profit before depreciation and amortization (1) (3)	114	56	394	244
Operating profit before depreciation and amortization margin (1) (3)	22.8%	15.8%	22.9%	24.1%
Operating profit (3)	$56	$(3)	$159	$79
Operating profit margin (3)	11.2%	-	9.2%	7.8%
Depreciation and amortization	$58	$59	$235	$165
Capital expenditures (2)	99	55	336	178

CORPORATE and OTHER
Revenues	$-	$-	$-	$(2)
Operating loss before depreciation and amortization (1)	(14)	(17)	(74)	(74)
Operating loss	(15)	(16)	(75)	(70)
Depreciation and amortization	1	(1)	1	(4)
Capital expenditures (2)	-	-	30	-

TOTAL
Revenues	$4,876	$4,183	$17,246	$14,755
Operating profit before depreciation and amortization (1) (3)	1,103	915	4,170	3,391
Operating profit before depreciation and amortization margin (1) (3)	22.6%	21.9%	24.2%	23.0%
Operating profit (3)	$617	$595	$2,486	$2,357
Operating profit margin (3)	12.7%	14.2%	14.4%	16.0%
Depreciation and amortization	$486	$320	$1,684	$1,034
Capital expenditures (2)	653	708	2,696	1,987

(1) See footnote 1 above.
(2) Capital expenditures include cash paid and amounts accrued during the period for property, equipment and satellites.
(3) Includes $118 million of gains recorded during the year ended December 31, 2006, including the $57 million gain for the Sky Mexico transaction and the $61 million gain for the Sky Brazil transaction.
DIRECTV HOLDINGS LLC (DIRECTV U.S.) CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Millions) (Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Revenues	$4,377	$3,829	$15,527	$13,744

Operating costs and expenses
Costs of revenues, exclusive of depreciation and amortization expense
Broadcast programming and other	2,028	1,767	6,681	5,830
Subscriber service expenses	285	279	1,137	1,057
Broadcast operations expenses	55	47	216	179
Selling, general and administrative expenses, exclusive of depreciation and amortization expense

Subscriber acquisition costs	524	443	1,901	1,844
Upgrade and retention costs	267	207	958	852
General and administrative expenses	215	210	784	761
Depreciation and amortization expense	427	262	1,448	873
Total operating costs and expenses	3,801	3,215	13,125	11,396

Operating profit	576	614	2,402	2,348

Interest income	9	20	69	69
Interest expense	(54)	(55)	(216)	(218)
Other, net	(5)	(2)	(5)	(4)

Income before income taxes	526	577	2,250	2,195

Income tax expense	(209)	(221)	(891)	(839)

Net income	$317	$356	$1,359	$1,356
DIRECTV HOLDINGS LLC (DIRECTV U.S.) CONSOLIDATED BALANCE SHEETS (Dollars in Millions) (Unaudited)

	December 31,	December 31,
ASSETS	2007	2006
Current assets
Cash and cash equivalents	$802	$1,356
Accounts receivable, net of allowances of $39 and $39	1,387	1,267
Inventories	187	140
Prepaid expenses and other	171	146

Total current assets	2,547	2,909
Satellites, net	2,030	2,000
Property and equipment, net	3,230	2,026
Goodwill	3,032	3,032
Intangible assets, net	1,223	1,546
Other assets	235	174

Total assets	$12,297	$11,687

LIABILITIES AND OWNER’S EQUITY
Current liabilities
Accounts payable and accrued liabilities	$2,548	$2,402
Unearned subscriber revenue and deferred credits	320	259
Current portion of long-term debt	48	10

Total current liabilities	2,916	2,671
Long-term debt	3,347	3,395
Deferred income taxes	336	240
Other liabilities and deferred credits	958	993
Commitments and contingencies
Owner’s equity	4,740	4,388

Total liabilities and owner’s equity	$12,297	$11,687
DIRECTV HOLDINGS LLC (DIRECTV U.S.) CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Millions) (Unaudited)

	Years Ended December 31,
	2007	2006
Cash Flows From Operating Activities
Net Income	$1,359	$1,356
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	1,448	873
Amortization of deferred revenues and deferred credits	(98)	(41)
Share-based compensation expense	41	34
Equity in losses from unconsolidated affiliates	-	3
Loss from sale of investment	6	-
Amortization of debt issuance costs	5	5
Deferred income taxes and other	162	178
Change in other operating assets and liabilities
Accounts receivable, net	(120)	(271)
Inventories	(47)	141
Prepaid expenses and other	3	(35)
Accounts payable and accrued liabilities	138	19
Unearned subscriber revenue and deferred credits	60	-
Other, net	(48)	80
Net cash provided by operating activities	2,909	2,342
Cash Flows From Investing Activities
Cash paid for property and equipment	(621)	(504)
Cash paid for subscriber leased equipment - subscriber acquisitions	(762)	(599)
Cash paid for subscriber leased equipment - upgrade and retention	(774)	(473)
Cash paid for satellites	(169)	(222)
Proceeds from sale of property	-	12
Other	(9)	7
Net cash used in investing activities	(2,335)	(1,779)
Cash Flows From Financing Activities
Repayment of long-term debt	(10)	(8)
Repayment of other long-term obligations	(72)	(67)
Cash dividends to Parent	(1,050)	(300)
Excess tax benefit from share-based compensation	4	3
Net cash used in financing activities	(1,128)	(372)
Net (decrease) increase in cash and cash equivalents	(554)	191
Cash and cash equivalents at beginning of the period	1,356	1,165
Cash and cash equivalents at end of the period	$802	$1,356

Supplemental Cash Flow Information
Cash paid for interest	$211	$215
Cash paid for income taxes	730	728
Non-GAAP Financial Measure Reconciliation Schedules (Unaudited)

The DIRECTV Group
Reconciliation of Operating Profit Before Depreciation and Amortization to Operating Profit[a]

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in Millions)
Operating Profit Before Depreciation and Amortization	$1,103	$915	$4,170	$3,391
Subtract: Depreciation and amortization expense	486	320	1,684	1,034
Operating Profit	$617	$595	$2,486	$2,357

[a] For a reconciliation of this non-GAAP financial measure for each of our segments, please see the Notes to the Consolidated Financial Statements which will be included in The DIRECTV Group’s Annual Report on Form 10-K for the year ended December 31, 2007. This Form 10-K is expected to be filed with the SEC in February 2008.

The DIRECTV Group
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$512	$335	$1,480	$1,313
Adjustments:
Cash paid for interest	(54)	(63)	(230)	(243)
Interest income	15	38	111	146
Income taxes paid	(112)	(10)	(408)	(30)
Subtotal - Free Cash Flow	361	300	953	1,186
Add Cash Paid For:
Property and equipment	620	638	2,523	1,754
Satellites	20	49	169	222
Net Cash Provided by Operating Activities	$1,001	$987	$3,645	$3,162

DIRECTV Latin America
Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$35	$26	$140	$0
Adjustments:
Cash paid for interest	(6)	(8)	(27)	(12)
Interest income	4	5	18	16
Income taxes paid	(27)	(2)	(51)	(14)
Subtotal - Free Cash Flow	6	21	80	(10)
Add Cash Paid For:
Property and equipment	99	52	336	175
Net Cash Provided by Operating Activities	$105	$73	$416	$165

[2] and [3] - See footnotes above in this earnings release.
DIRECTV HOLDINGS LLC (DIRECTV U.S.) Non-GAAP Financial Measure Reconciliation and SAC Calculation (Unaudited)

Reconciliation of Pre-SAC Margin[a] to Operating Profit

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in Millions)
Operating Profit	$576	$614	$2,402	$2,348
Adjustments:
Subscriber acquisition costs (expensed)	524	443	1,901	1,844
Depreciation and amortization expense	427	262	1,448	873
Cash paid for subscriber leased equipment - upgrade and retention	(195)	(212)	(774)	(473)
Pre-SAC margin[a]	$1,332	$1,107	$4,977	$4,592
Pre-SAC margin as a percentage of revenue[a]	30.4%	28.9%	32.1%	33.4%

Reconciliation of Cash Flow Before Interest and Taxes[2] and Free Cash Flow[3] to Net Cash Provided by Operating Activities

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in Millions)
Cash Flow Before Interest and Taxes	$481	$341	$1,455	$1,418
Adjustments:
Cash paid for interest	(49)	(50)	(211)	(215)
Interest income	9	20	69	69
Income taxes paid	(106)	(160)	(730)	(728)
Subtotal - Free Cash Flow	335	151	583	544
Add Cash Paid For:
Property and equipment	145	174	621	504
Subscriber leased equipment - subscriber acquisitions	182	196	762	599
Subscriber leased equipment - upgrade and retention	195	212	774	473
Satellites	20	49	169	222
Net Cash Provided by Operating Activities	$877	$782	$2,909	$2,342

[2] and [3] - See footnotes above in this earnings release.

[a] Pre-SAC Margin, which is a financial measure that is not determined in accordance with accounting principles generally accepted in the United States of America, or GAAP, is calculated for DIRECTV U.S. by adding amounts under the captions “Subscriber acquisition costs” and “Depreciation and amortization expense” to “Operating Profit” from the Consolidated Statements of Operations and subtracting "Cash paid for subscriber leased equipment - upgrade and retention" from the Consolidated Statements of Cash Flows. This financial measure should be used in conjunction with GAAP financial measures and is not presented as an alternative measure of operating results, as determined in accordance with GAAP. The DIRECTV Group and DIRECTV U.S. management use Pre-SAC Margin to evaluate the profitability of DIRECTV U.S.’ current subscriber base for the purpose of allocating resources to discretionary activities such as adding new subscribers, upgrading and retaining existing subscribers and for capital expenditures. To compensate for the exclusion of “Subscriber acquisition costs,” management also uses operating profit and operating profit before depreciation and amortization expense to measure profitability.

The DIRECTV Group and DIRECTV U.S. believe this measure is useful to investors, along with GAAP measures (such as revenues, operating profit and net income), to compare DIRECTV U.S.’ operating performance to other communications, entertainment and media companies. The DIRECTV Group and DIRECTV U.S. believe that investors also use current and projected Pre-SAC Margin to determine the ability of DIRECTV U.S.’ current and projected subscriber base to fund discretionary spending and to determine the financial returns for subscriber additions.

SAC Calculation

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006
	(Dollars in Millions, Except SAC Amounts)
Subscriber acquisition costs (expensed)	$524	$443	$1,901	$1,844
Cash paid for subscriber leased equipment - subscriber acquisitions	182	196	762	599
Total acquisition costs	$706	$639	$2,663	$2,443
Gross subscriber additions (000's)	986	1,021	3,847	3,809
Average subscriber acquisition costs-per subscriber (SAC)	$716	$626	$692	$641

CONTACT:

The DIRECTV Group, Inc.
Media Contact:
Darris Gringeri, 212-462-5136
or
Investor Relations, 212-462-5200